CONSENT OF COUNSEL

SHORT-TERM INVESTMENTS TRUST

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statements of Additional Information for each portfolio of Short-Term Investments Trust (the “Trust”) included in Post-Effective Amendment No. 85 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-58287), and Amendment No. 86 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-02729), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

May 23, 2019